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                             LIBERTY TAX-EXEMPT FUND
                             STEIN ROE INTERMEDIATE
                                 MUNICIPALS FUND

                           Supplement to Prospectuses

The Funds are managed by Kimberly Campbell. Ms. Campbell is a vice president of Colonial Management Associates, Inc. and Stein Roe & Farnham Incorporated.
In addition to serving as portfolio manager of the Funds, Ms. Campbell is chief trader for municipal investments of Colonial Management Associates, Inc. and Stein Roe & Farnham Incorporated since 1995.


G-36/471I-0102                                                   January 7, 2002